Exhibit 99.1

CONTACT:	William Koziel (847) 597-8803

Così, Inc. Completes Issuance of $5,000,000 Senior Secured Promissory Note

DEERFIELD, IL – April 14, 2014 – Così, Inc. (NASDAQ: COSI), the fast casual restaurant company, today announced that it has entered into a Senior Secured Promissory Note Purchase Agreement (“Note Purchase Agreement”) with Milfam II L.P. pursuant to which the Company sold a $5.0 million Senior Secured Promissory Note (the “Note”) to Milfam II L.P.  Interest will accrue on the principal amount of the Note at the rate of 9%, compounded semi-annually, and will be paid in arrears semi-annually.  The Company may elect to pay the first two interest payments in kind at 11%.  The Note is payable in full on the third anniversary from the effective date of issue.  The Note is senior to all other obligations of the Company and secured by all assets of the Company and its currently-owned subsidiaries.

As consideration for the Note Purchase Agreement, the Company paid Milfam II L.P. a fee of 3.5% of the amount of the Note as well as providing a warrant exercisable to purchase up to 1.1 million shares of the Company’s common stock at an exercise price per share of $0.01.  The warrant would not be exercisable to the extent that doing so resulted in the Milfam II L.P. and any related parties, in the aggregate, owning more than 19.9% of the Company’s common stock.

Mr. Lloyd I. Miller, III, is the manager of Milfam LLC, which is the general partner of Milfam II L.P.  Mr. Miller is also a significant shareholder of the Company.

The Company also announced that Mr. Karl Okamoto today resigned from the Board of Directors of the Company (the “Board”).  Mr. Okamoto's notification to the Board did not indicate that he was resigning due to any disagreement with the Company on any matter relating to its operations, policies or practices.  Stephen Edwards, Executive Chairman, stated, “I would like to thank Karl Okamoto both personally and on behalf of all shareholders for his service to Così.  During his tenure, Mr. Okamoto provided the board with strong leadership in many areas ranging from corporate governance to strategic initiatives.  We have benefitted from his thoughtful and pragmatic advice.”

Mr. Patrick Bennett was today appointed to serve on the Board of Directors.  At the recommendation of its Nominating and Corporate Governance Committee, the Board elected Mr. Bennett to fill the vacancy created by Mr. Okamoto’s resignation and to serve as a director of the Company for the remainder of Mr. Okamoto’s term, or until his successor is duly elected and qualified.  “We want to welcome Mr. Bennett as our newest member of the Così Board of Directors.  He brings a breadth of experience in navigating high potential companies through transitional periods,” stated Stephen Edwards, Executive Chairman.  Mr. Bennett was proposed for election by Milfam II L.P. pursuant to the terms of the Note Purchase Agreement.  In accordance with the Note Purchase Agreement, until the Company has paid all financial obligations arising under the loan documents in full, the Nominating and Corporate Governance Committee of the Company shall nominate and recommend Mr. Bennett for re-election to the Board at each meeting of the stockholders of the Company at which he is eligible for re-election after the expiration of his initial term.

About Così, Inc.
Così® (http://www.getcosi.com) is a national fast casual restaurant chain that has developed featured foods built around a secret, generations-old recipe for crackly crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open-flame stone-hearth ovens prominently located in each of the restaurants. Così’s warm and urbane atmosphere is geared towards its sophisticated, upscale, urban and suburban guests. There are currently 72 Company-owned and 49 franchise restaurants operating in sixteen states, the District of Columbia, Costa Rica and the United Arab Emirates. The Così® vision is to become America's favorite fast casual restaurant by providing customers authentic, innovative, savory food while remaining an affordable luxury.

The Così® menu features Così® sandwiches, freshly-tossed salads, bowls, breakfast wraps, melts, soups, Così® Squagels®, flatbread pizzas, S'mores, snacks and other desserts, and a wide range of coffee and coffee-based drinks and other specialty beverages. Così® restaurants are designed to be a welcoming and comfortable environment. Così's sights, sounds, and spaces create a tasteful, relaxed ambience that provides a fresh and new dining experience.

“Così,” “(Sun & Moon Design)” and related marks are registered trademarks of Così, Inc. in the U.S.A. and certain other countries. Copyright © 2014 Così, Inc. All rights reserved.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward-looking statements under the federal securities laws.  Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward- looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the results being reported in this release are unaudited and subject to change; the cost of our principal food products and supply and delivery shortages and interruptions; labor shortages or increased labor costs; changes in demographic trends and consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, produce, or other foods or the effects of food-borne illnesses, such as E. coli, “mad cow disease” and avian influenza or “bird flu”; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; expansion into new markets including foreign markets; our ability to attract and retain qualified franchisees and our franchisees’ ability to open restaurants on a timely basis; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required government approvals and permits; our ability to create customer awareness of our restaurants in new markets; the reliability of our customer and market studies; cost effective and timely planning, design and build out of restaurants; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; market saturation due to new restaurant openings; inadequate protection of our intellectual property; our ability to obtain additional capital and financing; adverse weather conditions which impact customer traffic at our restaurants; and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

Additional information is available on Così's website at
http://www.getcosi.com in the investor relations section.